UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 22, 2005

World Air Holdings, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26582	20-2121036

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

The HLH Building
101 World Drive
Peachtree City, Georgia 30269

(Address of Principal Executive Offices)

(770) 632-8000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

ITEM 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

      See Item 7.01 below for a discussion of the redemption of certain convertible subordinated debentures, which is incorporated herein by reference.

ITEM 7.01. Regulation FD Disclosure.

      On February 22, 2005, World Air Holdings, Inc., a Delaware corporation (the “Registrant”), issued a press release announcing that the Registrant and World Airways, Inc., a Delaware corporation (“World” and together with the Registrant, the “Issuers”) and a wholly-owned subsidiary of the Registrant, have elected to fully redeem before maturity their outstanding 8.0% Convertible Senior Subordinated Debentures due 2009 (the “Debentures”) at the redemption price of 100% of the principal amount thereof plus accrued and unpaid interest (the “Redemption Price”) to the redemption date of March 24, 2005 (the “Redemption Date”).

      The Debentures were issued pursuant to the Indenture, dated as of December 30, 2003 (the “Indenture”), by and between World and Wachovia Bank, National Association, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of January 10, 2005, by and among the Issuers and the Trustee. As of February 22, 2005, the aggregate principal amount of the Debentures outstanding was $17,758,000.

      In accordance with the terms of the Indenture, at any time prior to the close of business on March 22, 2005 (the “Conversion Deadline”), the holders of the Debentures are entitled to convert their Debentures into shares of common stock of the Registrant, par value $.001 per share (the “Common Stock”), at a conversion price of $3.20 per share (the “Conversion Price”). For each Debenture in the denomination of $1,000, the Conversion Price is equivalent to a conversion rate of approximately 312.5 shares of Common Stock. The Registrant will pay cash in lieu of any fractional shares. Conversion of all of the Debentures at the Conversion Price would result in the issuance of 5,549,375 shares of the Common Stock.

      To the extent that holders of the Debentures do not convert their Debentures into shares of Common Stock, those Debentures will be automatically redeemed for cash on the Redemption Date in the amount of the Redemption Price. From and after the Redemption Date, the Debentures will cease to accrue interest, and holders of the Debentures will only have the right to receive the Redemption Price plus accrued and unpaid interest to the Redemption Date.

      In connection with the redemption of the Debentures, the Issuers executed a Waiver to Loan Agreement, dated as of February 18, 2005 (the “Waiver”), by and among the Issuers and the Air Transportation Stabilization Board (the “ATSB”), relating to the Loan Agreement, dated as of December 30, 2003, by and among World, Govco Incorporated as Primary Tranche A Lender, Citibank, N.A. as Alternate Tranche A Lender, Collateral Agent and Agent, Citicorp North America, Inc. as Govco Administrative Agent, Citicorp USA, Inc. as Tranche B Lender, Phoenix American Financial Services, Inc. as Loan Administrator, and the ATSB. Under the

terms of the Waiver, the ATSB agreed to waive certain restrictions on the prepayment of the Issuers’ outstanding indebtedness under the Loan Agreement in exchange for a prepayment of the loan on the Redemption Date in an amount equal to the lesser of (i) the amount of any redemption payments to the holders of the Debentures who do not elect to convert their Debentures on or prior to the Conversion Deadline, or (ii) $5,000,000.

      A copy of a press release discussing the redemption of the Debentures is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Document
99.1	Press Release of World Air Holdings, Inc., issued on February 22, 2005.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

World Air Holdings, Inc. (Registrant)
Date: February 22, 2005	By:	/s/ Gilberto M. Duarte, Jr. _
		Name:	Gilberto M. Duarte, Jr.
		Title:	Chief Financial Officer